SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.    20549

                              FORM 15-12g


     Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
Duty of File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number:  0-6215
                                                ------

                 Republic Automotive Parts, Inc.
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         (Exact name of registrant as specified in its charter)

         500 Wilson Pike Circle, Suite 115, Brentwood, TN  37027
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Common Stock and Rights to Purchase Junior Participating
      Cumulative Preferred Stock
     ------------------------------------------------------------
      (Title of each class of securities covered by this Form)

                              None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                    Rule 12g-4(a)(1)(i)      [ X ]

     Approximate number of holders of record as of the certification or notice date:

                            One
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     Pursuant to the requirements of the Securities Exchange  Act of  1934,
Republic Automotive Parts, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: February 8, 1999       BY:    /S/ Anthony R. Dainora
                                  --------------------------------
                                  Anthony R. Dainora, Secretary